Exhibit 99.1

Inotiv, Inc. Announces Expansion of In Vivo Pharmacology Offering with Acquisition of Plato BioPharma, Inc.

WEST LAFAYETTE, IN, October 4, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced the acquisition of Plato BioPharma, Inc. (“PBI”), a Colorado-based, in vivo pharmacology research and drug discovery company specializing in cardiovascular, renal, pulmonary and hepatic therapeutic areas. Transaction consideration totaled $15.0 million, consisting of: $10.0 million in cash; 57,587 Inotiv common shares having a value of $2.0 million based on the weighted average closing price of Company shares as reported by NASDAQ for the twenty trading-day period ending on September 29, 2021; and $3.0 million in unsecured promissory notes.

Inotiv expects PBI to bolster the Company’s growing Boulder, Colorado, discovery operations, noting that PBI is currently expanding its facility space to accommodate approximately double their current business to support the growing demand for services.

“The acquisition of PBI marks another milestone for Inotiv as we continue to execute on our strategy to build a complete range of contract research services that spans the entire drug discovery and preclinical development continuum,” said John Sagartz, DVM, Ph.D., DACVP, Inotiv’s Chief Strategy Officer. “PBI’s expertise and integrative approach to functional and physiological measurements, histological evaluations and biomarker analyses is complementary to our existing suite of services. This addition allows us to support and accelerate PBI’s growth plans, while further expanding into more physiologic and pharmacologic offerings, enabling a wider range of clients to make informed decisions with confidence as they move toward their first-in-human clinical goals.”

Craig Plato, Ph.D., Chief Executive Officer and Founder of Plato BioPharma, added, “We look forward to joining the team and broadening Inotiv’s service offering with our decades of pharmaceutical, biotech industry and academic research experience. Our core values and collaborative approach align well, and our focus on rigorous scientific execution and dedication to delivering exceptional client experience will continue to be paramount. With Inotiv’s support, we are excited to provide our current and future clients an even more robust level of service and support to their preclinical drug discovery and development programs.”

The Company expects to retain all thirty-four existing PBI employees after transaction close.

A Current Report on Form 8-K containing further details regarding the transaction will be filed by Inotiv and made available on the U.S. Securities and Exchange Commission’s EDGAR website.

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com